Exhibit 99.1

TOREADOR RESOURCES PROVIDES OPERATIONS UPDATE

Dallas, TX (April 14, 2009) – Toreador Resources Corporation (“Toreador” or the “Company”) (NASDAQ: TRGL) today provided an operational update, under which the following has occurred:

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The Balotaszallas-E-1 (“THL Ba-E-1”) well, which is located in the Tompa Block in Hungary, reached its final total measured depth of 3,620 meters and successfully encountered the target geologic horizon as a 560 meter over-pressured section of predominantly thin, inter-bedded layers comprising siltstones, shale, and sandstones with some interspersed conglomerates; electric logs, mud logs and gas readings of greater than 100,000 ppm encountered across the interval confirm the presence of natural gas. The well has been completed and the rig has been released. Design of a fracture program to stimulate the well is being finalized and operations to perform the treatment, followed by an extended flow back period, are expected to commence in May. Toreador holds a 25% working interest in this well and costs are carried by its partner, Delta Hydrocarbons BV.

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Toreador’s Cendere 22 development well in the southeast of Turkey reached a total depth of 2,871 meters and encountered 21 stands of pure oil during a drill stem test. The well is now being completed and is expected to commence production by the end of April. Toreador holds a 19.6% working interest in the Cendere Field.

•

Toreador and its partners HEMA Energy and Sherritt International Oil and Gas Limited will spud its Durusu-1 exploration well in the Black Sea before the end of May 2009 utilizing the GSP Romania owned Saturn jack-up drilling rig. The Durusu-1 well is situated within the seven Western Black Sea licenses held by Toreador and its partners, approximately 20 kilometers offshore in 80 meters of water.  The Durusu-1 well will target both the Danisman and Osmancik formations and the planned total depth is 2,500 meters subsea. Toreador holds a 25% WI in the 7 licenses and is carried for the first $10.7 million of Durusu-1 well costs; HEMA Energy and Sherritt International Oil and Gas Limited hold 33% and 42% working interests, respectively.

•	The Company has retained Gaffney, Cline & Associates, an international oil and gas sector advisory firm, to manage all future reserves verifications.

Craig McKenzie, President and CEO of Toreador, said “We are working aggressively against our 2009 strategic priorities and I am particularly pleased to be able to provide an update on our recent and upcoming well activities. With minimal capital commitments, we will continue pushing forward with these significant growth opportunities without adversely affecting our balance sheet.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey and Hungary. The company’s website, www.toreador.net, provides more information about Toreador.

Forward Looking Statements – Except for the historical information contained herein, the matters set forth in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. Toreador undertakes no obligation to publicly update or revise any forward looking-statements, whether as a result of new information, future events or otherwise.

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Contact:

Toreador Resources:

Shirley Anderson, +1-469-364-8531